Exhibit 99.1

Wynn Resorts, Limited to enter into strategic alliance with Société des Bains de Mer of Monaco.
Société des Bains de Mer to purchase $45 million of Wynn Resorts common stock.

June 12, 2003 — Wynn Resorts, Limited (Nasdaq:WYNN) and Société des Bains de Mer (Paris:BAIN.PA) today announced that they have agreed to enter into a strategic business alliance including the sale of 3,000,000 shares of Wynn Resorts common stock to SBM for US$45.0 million, representing approximately 3.6% of the outstanding shares of Wynn Resorts. The transaction remains subject to approval by the Government of the Principality of Monaco, which is expected to happen prior to June 20, 2003. There can be no assurance that such approvals will be obtained.

The strategic alliance includes an exchange of management expertise and the development of cross-marketing initiatives between Wynn Resorts and SBM. As part of the arrangement, Société des Bains de Mer will purchase 3,000,000 shares of Wynn Resorts, Limited common stock in a privately negotiated, all cash transaction for US$15.00 per share, resulting in an aggregate transaction price of US$45,000,000. In return, SBM has agreed, subject to certain exceptions, to refrain from transferring its shares prior to April 1, 2005 and will be entitled to certain registration rights thereafter.

“Monaco is one of the most recognized leisure destinations in the world and is well known for its casino operations. This transaction coupled with our Las Vegas and Macau developments enhances our global marketing efforts at Wynn Resorts,” said Stephen A. Wynn, Chairman and CEO of Wynn Resorts.

“Société des Bains de Mer is pleased to have the opportunity to create a global marketing alliance with Wynn Resorts as well as investing alongside Steve Wynn, the leading developer and operator of luxury casinos, hotels, and resorts, in his new company,” said Jean-Luc Biamonti, Chairman of the Board of Société des Bains de Mer.

Société des Bains de Mer, since 1863, has the exclusive rights to operate casinos in the Principality of Monaco. The company owns and operates Le Casino de Monte-Carlo, Le Cafe de Paris, and Sun casinos, the Hotel de Paris, the Hotel Hermitage, the Monte Carlo Beach Hotel, the Centre des Thermes Marins (Spa) and the Monte-Carlo Sporting Club. SBM is majority-owned by the Principality of Monaco and is traded on the Paris Stock exchange under the symbol BAIN.

Wynn Resorts is a developer of casino hotel resorts. Currently, Wynn Resorts is developing Le Rêve, intended to be the preeminent luxury hotel casino in Las Vegas. The 2,701-room facility is anticipated to open in April 2005. Wynn Resorts, through its 82.5 percent ownership of Wynn Macau, also has been granted a concession to operate casino gaming properties in Macau, a special administrative region of the People’s Republic of China and an established gaming market for over 40 years. Macau is located 37 miles southwest of Hong Kong. Wynn Resorts is traded on the NASDAQ National Market under the symbol WYNN.

This press release contains “forward-looking statements” within the meaning of the U.S. federal securities law. The forward-looking statements in this press release involve risks and uncertainties that could cause actual results to differ from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect Wynn Resorts’ future results is included under the caption “Risk Factors” in Item 1 of Wynn Resorts’ annual report on Form 10-K for the year ended December 31, 2002.

Contact: Wynn Resorts, Limited
Samanta Hegedus
VP Investor Relations
Phone #: (702) 733-4520
investorrelations@wynnresorts.com

Contact: S.B.M.
Yves de Toytot
Chief Financial Officer
Phone #: + 377 92 16 62 26